EXHIBIT 99.1

Manatron Announces Fiscal 2003 Third Quarter Results

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

          -    QUARTERLY NET INCOME INCREASED TO $425,028 FROM $38,396
          -    NET INCOME FOR 9 MONTHS INCREASED TO $966,728 FROM $76,491
          -    QUARTERLY AND 9 MONTHS EPS OF $.11 AND $.25 RESPECTIVELY
          -    DEBT FREE BALANCE SHEET WITH $8,036,107 IN CASH/EQUIVALENTS

KALAMAZOO, MI--(BUSINESS WIRE)-March 12, 2003-Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city and township governments today announced its results for the third quarter of fiscal 2003, which ended on January 31, 2003.

Software Systems and Services segment revenues increased 17% from $7.7 million in the prior year to $9 million for the current quarter ended January 31, 2003. This increase was mostly offset by the anticipated continued cyclical decline in the Company's Appraisal Services revenues of approximately $800,000. As a result, total revenues for the third quarter of fiscal 2003 increased 5% to $10.7 million verses $10.1 million for the prior year.

Operating income rose to $597,505 during the quarter verses $127,175 in the prior year and net income also increased substantially to $425,028 from $38,396 for the comparable prior year period. Further, earnings per share for the third quarter increased to $.11 per diluted share from $.01 in fiscal 2002.

Software Systems and Services segment revenues increased 14% from $21.7 million to $24.9 million for the nine months ended January 31, 2003, compared to the first nine months of fiscal 2002. Total revenues for the nine months ended January 31, 2003, were $29.8 million versus $29.7 million for the comparable prior year period. Operating income rose for the nine-month period to $1.3 million versus $255,643 in the prior year and net income also increased substantially to $966,728 or $.25 per fully diluted share versus $76,491 or $.02 per share for the same period in fiscal 2002.

Cost of revenues decreased 3% for the quarter to $6.1 million and 9% for the nine months to $17.2 million, resulting in a 5% improvement in gross margins. The improvement in the Company's gross margins, which were 42% for the current quarter and nine-month period, is due to the favorable shift in the mix of revenues noted above.

Manatron President and CEO Paul Sylvester stated, "We are extremely pleased to report yet another positive quarter for our Company. Once again, our Software Systems and Services segment revenues continued to increase as a percentage of our overall revenue base and now represent over 80% of our total revenues. More importantly, we have had 13% growth in our base of recurring support and maintenance revenue, which is now approximately $16 million on an annualized basis.

Higher professional services revenue from our MVP Tax projects in Cuyahoga County, Ohio, Florida and Indiana have also boosted our profitability in the current year. I am also pleased that our Appraisal Services segment, which should start to show some revenue growth in fiscal 2004, has contributed to our profitability in the current year now that most of the East coast jobs from a couple of years ago are behind us".

"The effect of discontinuing the amortization of goodwill in connection with the adoption of SFAS No. 142 benefited the current quarter net income by approximately $147,000 or $.04 per diluted share and net income for the nine months ended January 31, 2003, by $441,000 or $.12 per diluted share. In addition, our reorganizing and streamlining efforts have resulted in cost savings, margin improvements and increased cash flow.

We are very encouraged about our Company's future in both the short and long term. Our large MVP Tax projects are now underway in Baltimore, Maryland and Jefferson Country, Alabama. Combined with new implementations in Florida, Indiana and Ohio, they should contribute significantly to revenues in the coming quarter and next fiscal year, while we formulate our strategy for launching our new property suite of products into other states.

Further, the Company's financial condition and balance sheet have continued to improve as we ended the quarter with over $8 million in cash and equivalents, no bank debt and shareholders' equity of $13.6 million, which represents a book value of $3.40 per share. Since October 1, 2002, we have repurchased 27,200 shares of our stock, of which 12,500 were contributed to our ESOP and 14,700 were retired. We remain committed to increasing our profitability, investing in product development and growing our Software Systems and Services business, which will ultimately improve shareholder value," Sylvester concluded.

About Manatron, Inc.

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,600 customers in 31 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Non-GAAP Disclosure: Book value per share is calculated by dividing total shareholders' equity of $13,620,241 as of January 31, 2003, by the total number of shares of 4,009,750 that were outstanding on that date.

- tables follow -

MANATRON, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three Months Ended January 31,		Nine Months Ended January 31,
	2003	2002	2003	2002
Net Revenues	$10,651,167	$10,132,544	$29,847,418	$29,706,975
Cost of Revenues	6,132,653	6,331,175	17,202,488	18,811,660

Gross Profit	4,518,514	3,801,369	12,644,930	10,895,315
Selling, General & Admin. Expenses	3,921,009	3,674,194	11,319,207	10,639,672

Operating Income	597,505	127,175	1,325,723	255,643
Other Income	52,523	18,221	141,005	20,848

Pretax Income	650,028	145,396	1,466,728	276,491
Federal Income Tax Expense	225,000	107,000	500,000	200,000

Net Income	$425,028	$38,396	$966,728	$76,491

Basic Earnings Per Share	$0.11	$0.01	$0.25	$0.02

Diluted Earnings Per Share	$0.11	$0.01	$0.25	$0.02

Basic Weighted Average Shares	3,846,830	3,611,816	3,811,680	3,591,016

Diluted Weighted Average Shares	3,984,256	3,719,070	3,936,151	3,703,061

BALANCE SHEET HIGHLIGHTS
As of January 31st

	2003	2002

Cash and Equivalents	$8,036,107	$2,006,600
Other Current Assets	14,310,648	17,443,404
Total Current Assets	22,346,755	19,450,004
Net Property & Equipment	2,965,259	2,496,894
Other Assets	6,188,824	5,267,048
Total Assets	$31,500,838	$27,213,946

Current Liabilities	17,880,597	15,642,749
Deferred Income Taxes	--	30,000
Shareholder's Equity	13,620,241	11,541,197
Total Liabilities and Equity	$31,500,838	$27,213,946

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